Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Tom Tomlinson

Chief Executive Officer and President

949.242.5300

Alliance HealthCare Services Announces Rhonda Longmore-Grund to Assume

Chief Financial Officer Role as Part of Planned Transition;

Additional Leadership Promotions in Support of Long-Term Growth Objectives

NEWPORT BEACH, CA—February 17, 2016—Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company,” or “Alliance”), a leading national provider of outsourced radiology, oncology and interventional services, announced today that Rhonda Longmore-Grund has accepted the role of Executive Vice President and Chief Financial Officer (CFO) as part of a planned transition. Howard Aihara will step down from the CFO role once the 2015 Audit and 10K filing is complete, and will serve in an advisory capacity following that until the end of April. Aihara, who has been with the Company for 15 years, is stepping down to pursue other interests.

Aihara stated, “I have been extremely fortunate to play a part in Alliance’s evolution from a mobile diagnostic imaging services company to a diversified radiology, radiation oncology and interventional services provider. I am both proud and excited by the growth opportunities that we have all worked hard to create and remain confident in the long-term strategic direction of the Company. I would like to thank the management team and the Board of Directors of Alliance for their unwavering support during this transition. I am looking forward to providing all necessary assistance to the Company for as long as is needed in order to ensure a smooth transition of responsibilities to the new CFO.”

The CFO position will be assumed by Rhonda Longmore-Grund effective March 10. Longmore-Grund comes to Alliance with significant international and capital market experience and has successfully led organizations through strategic expansion and growth. Most recently, Longmore-Grund served as the Senior Vice President and Chief Financial Officer for Printronix, a global provider of industrial print technology solutions. Printronix serves global Fortune 500 customers in mission critical manufacturing and supply chain applications in 100 countries through sales, manufacturing and distribution operations in the United States, Asia, India, Europe, Middle East, Africa and Latin America. She has held senior management positions at companies including Ingram Micro, Inc., Exult, Inc. and Velocium. Longmore-Grund holds a Masters of Arts in Law and Diplomacy and International Business from The Fletcher School of Law and Diplomacy at Tufts University.

Tom Tomlinson, Chief Executive Officer and President of Alliance, stated, “We are very excited to have Rhonda join the Alliance team as we continue building on our growth strategy as the partner of choice to hospitals and providers who seek to accelerate the performance of their radiology, oncology and interventional service lines. As we continue to grow, Rhonda’s capital markets and global finance experiences will be invaluable to our leadership team and further our ability to drive long-term growth.

Tomlinson added “On behalf of the Company’s Board of Directors, leadership team and employees, I want to thank Howard for his significant contributions and dedication to Alliance over the years, as his outstanding leadership has been critical in building our financial infrastructure and positioning the Company for future success. We wholeheartedly wish him all the best in his future endeavors.”

Alliance HealthCare Services also announces the following notable leadership changes and promotions as the Company continues to execute on its strategic growth plan in key service areas including radiology, oncology and interventional services in the United States and overseas:

•	Richard Johns has been promoted to Chief Operating Officer and Chief Legal Officer adding oversight to business lines including Alliance HealthCare Interventional Partners. Johns previously served as Executive Vice President and General Counsel;

•	Greg Spurlock has been promoted to President, Oncology and International Business adding international business strategy and oversight to his current responsibilities. Spurlock previously served as President, Oncology.

•	Laurie Miller has been promoted to Executive Vice President, Human Resources, Marketing and Communications from Senior Vice President, Human Resources, Marketing and Communications.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced healthcare services with a 30+ year track record of award-winning patient care/satisfaction and service line expertise. Providing diagnostic radiology services through its Radiology Division (Alliance HealthCare Radiology), interventional and pain management services through its Interventional Services Division (Alliance HealthCare Interventional Partners) and radiation oncology services through its Oncology Division (Alliance HealthCare Oncology). Alliance is the nation’s largest provider of advanced diagnostic mobile imaging services, an industry-leading operator of fixed-site imaging centers, and a leading provider of stereotactic radiosurgery nationwide. As of September 30, 2015, Alliance operated 532 diagnostic imaging and radiation therapy systems, including 116 fixed-site imaging centers across the country; and 30 radiation therapy centers and stereotactic radiosurgery (SRS) facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states where approximately 2,050 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, without limitation, the Company’s long-term value proposition, growth and international market and other opportunities. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

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